WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FIRST QUARTER ENDED DECEMBER 31, 2021
Financial Highlights
•Generated Record Revenue Underpinned by Strength across Recorded Music and Music Publishing
•Robust Streaming Performance Driven by Growth across Traditional and Emerging Streaming Platforms
•Delivered Margin Improvement and Double-Digit Growth in Adjusted OIBDA and Adjusted EBITDA Despite Strong Recovery in Lower-Margin Revenue Streams Impacted by COVID
•Completed Acquisitions of 300 Entertainment and David Bowie’s Music Publishing Catalog
For the three months ended December 31, 2021
•Total revenue grew 21% or 22% in constant currency
•Digital revenue grew 21% or 22% in constant currency
•Net income was $188 million versus $99 million in the prior-year quarter
•OIBDA increased 20% to $320 million versus $267 million in the prior-year quarter
•Adjusted OIBDA increased 26% to $355 million versus $282 million in the prior-year quarter
•Adjusted EBITDA increased 31% to $389 million versus $297 million in the prior-year quarter

NEW YORK, New York, February 8, 2022—Warner Music Group Corp. today announced its first-quarter financial results for the period ended December 31, 2021.

“Hitting an all-time high in our 18 years as a standalone company is proof that we’ve never been stronger. At the same time, we’ve never had so much opportunity ahead of us,” said Steve Cooper, CEO, Warner Music Group. “Our creative expertise, global agility, and willingness to experiment set us apart from the competition and solidify our important role across the entire music ecosystem. In the coming year, we look forward to welcoming back huge superstars, breaking new artists and songwriters, and seeking out more innovative ways to bring more music to more people in more places.”

Lou Dickler, Acting CFO, Warner Music Group said “The strength and diversity of our revenue streams coupled with our operational efficiency drove margin growth, even as lower-margin revenue lines recovered. We’re committed to making sustained investments in our core business, and to taking pioneering steps that position WMG for the next wave of growth, all with a financially disciplined, ROI-focused perspective.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Revenue	$1,614	$1,335	21%
Recorded Music revenue	1,386	1,161	19%
Music Publishing revenue	229	175	31%
Digital revenue	1,002	825	21%
Operating income	239	196	22%
Adjusted operating income(1)	274	211	30%
OIBDA(1)	320	267	20%
Adjusted OIBDA(1)	355	282	26%
Net income	188	99	90%
Adjusted net income(1)	223	114	96%
Net cash provided by operating activities	129	169	-24%
Free Cash Flow	95	151	-37%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Adjusted EBITDA(1)	$389	$297	31%	$1,207	$904	34%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Revenue was up 20.9% (or 22.4% in constant currency) driven by strong digital revenue growth of 21.5% (or 22.2% in constant currency) across Recorded Music and Music Publishing. The quarter included an additional week, primarily reflected in Recorded Music streaming revenue. Additionally, the quarter included the impact of a new deal with one of our digital partners impacting Recorded Music streaming revenue. These items were partially offsetting and, adjusting for these items, total revenue was up 17.9% (or 19.4% in constant currency). Total streaming revenue increased 22.8% (or 23.6% in constant currency) driven by growth across Recorded Music and Music Publishing, including revenue from emerging streaming platforms. Digital revenue represented 62.1% of total revenue in the quarter, compared to 61.8% in the prior-year quarter. Recorded Music physical, licensing and artist services and expanded-rights revenue and Music Publishing performance, mechanical and synchronization revenue all had double-digit growth.

Operating income was $239 million compared to $196 million in the prior-year quarter. Net income was $188 million compared to $99 million in the prior-year quarter. OIBDA was $320 million, an increase from $267 million in the prior-year quarter, and OIBDA margin decreased 0.2 percentage points to 19.8% from 20.0% in the prior-year quarter. The increases in operating income, net income and OIBDA were primarily due to increased revenue. The decrease in OIBDA margin was primarily due to an increase in non-cash stock-based compensation and other related expenses from a one-time equity grant and the timing of expense recognition for new annual equity grants in the quarter.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude non-cash stock-based compensation and other related expenses and expenses related to restructuring and other transformation initiatives in both the quarter and the prior-year quarter. In the prior-year quarter, COVID-related expenses are also excluded. Adjusted EBITDA excludes these items and includes expected savings resulting from transformation initiatives and the pro forma impact of certain specified transactions. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income and Adjusted EBITDA.

Adjusted OIBDA increased 25.9% from $282 million to $355 million and Adjusted OIBDA margin increased 0.9 percentage points to 22.0% from 21.1% in the prior-year quarter due to strong operating performance, which was partially offset by growth of lower-margin COVID-impacted revenue streams in the quarter. Adjusted operating income increased 29.9% from $211 million to $274 million due to the same factors affecting Adjusted OIBDA, partially offset by higher depreciation and amortization expenses due to recent acquisitions and capital spending.

Adjusted EBITDA increased 31.0% from $297 million to $389 million with margins improving 1.9 percentage points from 22.2% to 24.1%. The increase was largely due to the same factors affecting Adjusted OIBDA in addition to higher pro forma savings expected to be realized from certain cost-savings initiatives and the impact of certain specified transactions.

Adjusted net income was $223 million compared to $114 million in the prior-year quarter. Adjusted net income grew due to an increase in Adjusted operating income and the favorable impact of exchange rates on the Company’s external euro-denominated debt, hedging activity and intercompany loans, partially offset by lower unrealized gains on the mark-to-market of certain investments and an increase in income tax expense due to higher pre-tax income.

Basic and Diluted earnings per share was $0.36 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $188 million.

As of December 31, 2021, the Company reported a cash balance of $450 million, total debt of $3.846 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $3.396 billion.

Cash provided by operating activities decreased 24% to $129 million from $169 million in the prior-year quarter. The change was largely a result of strong operating performance, which was more than offset by continued A&R investment and timing of working capital. Capital expenditures increased to $34 million for the quarter as compared to $18 million in the prior-year quarter, mainly due to investments in facilities, including the EMP fulfillment center expansion to support continued growth in this business, and IT infrastructure. Free Cash Flow, as defined below, decreased 37% to $95 million from $151 million in the prior-year quarter.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Revenue	$1,386	$1,161	19%
Digital revenue	870	727	20%
Operating income	276	223	24%
Adjusted operating income(1)	282	229	23%
OIBDA(1)	330	269	23%
Adjusted OIBDA(1)	336	275	22%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2020
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Digital	$870	$727	$722
Physical	195	174	171
Total Digital and Physical	1,065	901	893
Artist services and expanded-rights	232	180	174
Licensing	89	80	79
Total Recorded Music	$1,386	$1,161	$1,146

Recorded Music revenue was up 19.4% (or 20.9% in constant currency) due to growth across all revenue lines, including increases in digital revenue which reflect the continued growth in streaming, the Company’s largest source of revenue. Adjusted for the benefit of the additional week and the impact of the new deal with one of our digital partners, as noted above, Recorded Music revenue was up 15.9% (or 17.4% in constant currency). Digital revenue grew 19.7% (or 20.5% in constant currency) due to the strong performance of new and carryover releases, as well as revenue growth from emerging streaming platforms. Streaming revenue grew 20.8% (or 21.9% in constant currency). Adjusted for the benefit of the additional week and the impact of the new deal with one of our digital partners, Recorded Music streaming revenue was up 16.9% (or 18.0% in constant currency). Digital revenue represented 62.8% of total Recorded Music revenue versus 62.6% in the prior-year quarter. Artist services and expanded-rights revenue increased 28.9% (or 33.3% in constant currency), reflecting an increase in merchandising and concert promotion revenue, both of which were disrupted by COVID in the prior-year quarter. Physical revenue grew 12.1% (or 14.0% in constant currency) primarily due to new releases, an increasing demand for vinyl products and COVID disruption in the prior-year quarter. Licensing revenue increased 11.3% (or 12.7% in constant currency), mainly due to higher synchronization and other licensing revenue, as businesses continued to recover from COVID disruption. Major sellers included Ed Sheeran, Coldplay, Dua Lipa and Silk Sonic.

Recorded Music operating income was $276 million, up from $223 million in the prior-year quarter, and operating margin was up 0.7 percentage points to 19.9% versus 19.2% in the prior-year quarter. OIBDA increased to $330 million from $269 million in the prior-year quarter and OIBDA margin increased 0.6 percentage points to 23.8%. Adjusted OIBDA was $336 million versus $275 million in the prior-year quarter with Adjusted OIBDA margin up 0.5 percentage points to 24.2%. The increases in operating income, OIBDA and Adjusted OIBDA were driven by increased revenue. The increases in operating margin, OIBDA margin and Adjusted OIBDA margin were primarily due to strong operating performance, which was partially offset by growth of lower-margin COVID-impacted revenue streams in the quarter.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Revenue	$229	$175	31%
Digital revenue	133	99	34%
Operating income	32	18	78%
Adjusted operating income(1)	33	19	74%
OIBDA(1)	54	39	38%
Adjusted OIBDA(1)	55	40	38%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2020
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Performance	$38	$30	$30
Digital	133	99	99
Mechanical	14	11	11
Synchronization	42	33	32
Other	2	2	2
Total Music Publishing	$229	$175	$174

Music Publishing revenue increased 30.9% (or 31.6% in constant currency). The revenue increase was driven by growth across all revenue lines. Digital revenue increased 34.3% (as reported and in constant currency) reflecting the continuing growth in streaming, including emerging streaming platforms, and timing of new digital deals. Digital revenue growth in the quarter was impacted by a shift in the collection of writer’s share of U.S. digital performance income from certain digital service providers. This change has no impact on Music Publishing OIBDA, but results in a slight improvement to OIBDA margin. Streaming revenue increased 37.2% (or 35.8% in constant currency). Digital revenue represented 58.1% of total Music Publishing revenue versus 56.6% in the prior-year quarter. Synchronization revenue increased due to higher television, motion picture and commercial income and COVID disruption in the prior-year quarter. Performance revenue increased as bars, restaurants, concerts and live events continued to recover from COVID disruption. Mechanical revenue increased as businesses continued to recover from COVID disruption and from strong physical sales.

Music Publishing operating income was $32 million compared to $18 million in the prior-year quarter, largely driven by increased revenue. Operating margin increased 3.7 percentage points to 14.0%. Music Publishing OIBDA increased 38.5% to $54 million and OIBDA margin increased 1.3 percentage points to 23.6%. Adjusted OIBDA increased 37.5% to $55 million and Adjusted OIBDA margin increased 1.1 percentage points to 24.0%. The increases in OIBDA margin and Adjusted OIBDA margin were primarily due to strong operating performance.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended December 31, 2021, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Basis of Presentation
The Company maintains a 52-53 week fiscal year ending on the last Friday in each reporting period. The fiscal year ended September 30, 2022 includes 53 weeks, and the fiscal year ended September 30, 2021 included 52 weeks. The additional week in fiscal year 2022 falls in the fiscal quarter ended December 31, 2021. Accordingly, the results of operations for the three months ended December 31, 2021 reflect 14 weeks compared to 13 weeks for the three months ended December 31, 2020. All references to December 31, 2021 and December 31, 2020 relate to the periods ended December 31, 2021 and December 25, 2020, respectively. For convenience purposes, the Company continues to date its financial statements as of December 31.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Revenue	$1,614	$1,335	21%
Cost and expenses:
Cost of revenue	(818)	(686)	19%
Selling, general and administrative expenses	(497)	(401)	24%
Amortization expense	(60)	(52)	15%
Total costs and expenses	$(1,375)	$(1,139)	21%
Operating income	$239	$196	22%
Interest expense, net	(30)	(31)	-3%
Other income (expense), net	54	(31)	—%
Income before income taxes	$263	$134	96%
Income tax expense	(75)	(35)	—%
Net income	$188	$99	90%
Less: Income attributable to noncontrolling interest	(1)	(1)	—%
Net income attributable to Warner Music Group Corp.	$187	$98	91%

Net income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.36	$0.18
Class B – Basic and Diluted	$0.36	$0.19

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets at December 31, 2021 versus September 30, 2021
(dollars in millions)

	December 31, 2021	September 30, 2021	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$450	$499	-10%
Accounts receivable, net	941	839	12%
Inventories	84	99	-15%
Royalty advances expected to be recouped within one year	468	373	25%
Prepaid and other current assets	78	86	-9%
Total current assets	$2,021	$1,896	7%
Royalty advances expected to be recouped after one year	566	457	24%
Property, plant and equipment, net	378	364	4%
Operating lease right-of-use assets, net	258	268	-4%
Goodwill	1,945	1,830	6%
Intangible assets subject to amortization, net	2,472	2,017	23%
Intangible assets not subject to amortization	152	154	-1%
Deferred tax assets, net	3	31	-90%
Other assets	220	194	13%
Total assets	$8,015	$7,211	11%
Liabilities and Equity
Current liabilities:
Accounts payable	$274	$302	-9%
Accrued royalties	1,974	1,880	5%
Accrued liabilities	466	461	1%
Accrued interest	30	14	—%
Operating lease liabilities, current	43	43	—%
Deferred revenue	298	348	-14%
Other current liabilities	272	102	—%
Total current liabilities	$3,357	$3,150	7%
Long-term debt	3,846	3,346	15%
Operating lease liabilities, noncurrent	275	287	-4%
Deferred tax liabilities, net	195	207	-6%
Other noncurrent liabilities	170	175	-3%
Total liabilities	$7,843	$7,165	9%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	1,973	1,942	2%
Accumulated deficit	(1,601)	(1,710)	-6%
Accumulated other comprehensive loss, net	(220)	(202)	9%
Total Warner Music Group Corp. equity	$153	$31	—%
Noncontrolling interest	19	15	27%
Total equity	172	46	—%
Total liabilities and equity	$8,015	$7,211	11%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020
	(unaudited)	(unaudited)
Net cash provided by operating activities	$129	$169
Net cash used in investing activities	(624)	(343)
Net cash provided by financing activities	448	178
Effect of foreign currency exchange rates on cash and equivalents	(2)	9
Net (decrease) increase in cash and equivalents	$(49)	$13

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Recorded Music
Streaming	$836	$692	21%
Downloads and Other Digital	34	35	-3%
Total Recorded Music Digital Revenue	$870	$727	20%

Music Publishing
Streaming	$129	$94	37%
Downloads and Other Digital	4	5	-20%
Total Music Publishing Digital Revenue	$133	$99	34%

Consolidated
Streaming	$965	$786	23%
Downloads and Other Digital	38	40	-5%
Intersegment Eliminations	(1)	(1)	—%
Total Digital Revenue	$1,002	$825	21%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

OIBDA
OIBDA reflects our operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets. We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand our operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to OIBDA, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$187	$98	91%
Income attributable to noncontrolling interest	1	1	—%
Net income	$188	$99	90%
Income tax expense	75	35	—%
Income including income taxes	$263	$134	96%
Other (income) expense, net	(54)	31	—%
Interest expense, net	30	31	-3%
Operating income	$239	$196	22%
Amortization expense	60	52	15%
Depreciation expense	21	19	11%
OIBDA	$320	$267	20%
Operating income margin	14.8%	14.7%
OIBDA margin	19.8%	20.0%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$239	$196	22%
Depreciation and amortization expense	(81)	(71)	14%
Total WMG OIBDA	$320	$267	20%
Operating income margin	14.8%	14.7%
OIBDA margin	19.8%	20.0%

Recorded Music operating income – GAAP	$276	$223	24%
Depreciation and amortization expense	(54)	(46)	17%
Recorded Music OIBDA	$330	$269	23%
Recorded Music operating income margin	19.9%	19.2%
Recorded Music OIBDA margin	23.8%	23.2%

Music Publishing operating income – GAAP	$32	$18	78%
Depreciation and amortization expense	(22)	(21)	5%
Music Publishing OIBDA	$54	$39	38%
Music Publishing operating income margin	14.0%	10.3%
Music Publishing OIBDA margin	23.6%	22.3%

Adjusted Operating Income (Loss), Adjusted OIBDA and Adjusted Net Income (Loss)
Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) is operating income (loss), OIBDA and net income (loss), respectively, adjusted to exclude the impact of certain items that affect comparability. Factors affecting period-to-period comparability of the unadjusted measures in the quarter included the items listed in Figure 7 below. We use Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) to evaluate our actual operating performance. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare our results with those of other companies in our industry and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), OIBDA and net income (loss) as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

Figure 7. Warner Music Group Corp. - Reconciliation of Reported to Adjusted Results, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

For the Three Months Ended December 31, 2021
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$239	$276	$32	$320	$330	$54	$188
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	11	—	—	11	—	—	11
Non-Cash Stock-Based Compensation and Other Related Costs	24	6	1	24	6	1	24
Adjusted Results	$274	$282	$33	$355	$336	$55	$223

Adjusted Margin	17.0%	20.3%	14.4%	22.0%	24.2%	24.0%

For the Three Months Ended December 31, 2020
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$196	$223	$18	$267	$269	$39	$99
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	8	—	1	8	—	1	8
COVID-19 Related Costs	1	1	—	1	1	—	1
Non-Cash Stock-Based Compensation and Other Related Costs	6	5	—	6	5	—	6
Adjusted Results	$211	$229	$19	$282	$275	$40	$114

Adjusted Margin	15.8%	19.7%	10.9%	21.1%	23.7%	22.9%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 8. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended December 31, 2021 versus December 31, 2020 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2020
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$608	$481	$481
Music Publishing	115	91	91
International revenue
Recorded Music	778	680	665
Music Publishing	114	84	83
Intersegment eliminations	(1)	(1)	(1)
Total Revenue	$1,614	$1,335	$1,319

Revenue by Segment:
Recorded Music
Digital	$870	$727	$722
Physical	195	174	171
Total Digital and Physical	1,065	901	893
Artist services and expanded-rights	232	180	174
Licensing	89	80	79
Total Recorded Music	1,386	1,161	1,146
Music Publishing
Performance	38	30	30
Digital	133	99	99
Mechanical	14	11	11
Synchronization	42	33	32
Other	2	2	2
Total Music Publishing	229	175	174
Intersegment eliminations	(1)	(1)	(1)
Total Revenue	$1,614	$1,335	$1,319

Total Digital Revenue	$1,002	$825	$820

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 9. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020
	(unaudited)	(unaudited)
Net cash provided by operating activities	$129	$169
Less: Capital expenditures	34	18

Free Cash Flow	$95	$151

Adjusted EBITDA
Adjusted EBITDA is equivalent to “EBITDA” as defined in our Revolving Credit Facility and our 2020 indenture and substantially similar to “EBITDA” as defined under our Senior Term Loan Facility, respectively. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. The definition of Adjusted EBITDA, in addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, also adjusts net income by excluding items or expenses such as, among other items, (1) the amount of any restructuring charges or reserves; (2) any non-cash charges (including any impairment charges); (3) any net loss resulting from hedging currency exchange risks; (4) the amount of management, monitoring, consulting and advisory fees paid to Access under the Management Agreement or otherwise; (5) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); (6) transaction expenses; (7) equity-based compensation expense; and (8) certain extraordinary, unusual or non-recurring items. The definition of EBITDA under the Revolving Credit Facility also includes adjustments for the pro forma impact of certain projected cost savings, operating expense reductions and synergies and any quality of earnings analysis prepared by independent certified public accountants in connection with an acquisition, merger, consolidation or other investment.

Adjusted EBITDA is a key measure used by our management to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of those limitations include: (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for our business; (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our indebtedness; and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, this measure adds back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Accordingly, Adjusted EBITDA should be considered in addition to, not as a substitute for, net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Figure 10. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted EBITDA, Three and Twelve Months Ended December 31, 2021 versus December 31, 2020
(dollars in millions)

	For the Three Months Ended December 31, 2021	For the Three Months Ended December 31, 2020	For the Twelve Months Ended December 31, 2021	For the Twelve Months Ended December 31, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss)	$188	$99	$396	$(493)
Income tax expense	75	35	189	53
Interest expense, net	30	31	121	125
Depreciation and amortization	81	71	316	261
Loss on extinguishment of debt (a)	—	—	22	34
Net gain on divestitures and sale of securities (b)	—	—	(3)	(1)
Restructuring costs (c)	4	3	30	20
Net hedging and foreign exchange (gains) losses (d)	(41)	48	(78)	104
Management fees (e)	—	—	—	17
Transaction costs (f)	7	—	17	76
Business optimization expenses (g)	14	8	48	37
Non-cash stock-based compensation expense (h)	23	6	62	621
Other non-cash charges (i)	(11)	(14)	8	(5)
Pro forma impact of cost savings initiatives and specified transactions (j)	19	10	79	55
Adjusted EBITDA	$389	$297	$1,207	$904
______________________________________
(a)Reflects loss on extinguishment of debt, primarily including tender fees and unamortized deferred financing costs.
(b)Reflects net gain on sale of securities and divestitures.
(c)Reflects severance costs and other restructuring related expenses.
(d)Reflects unrealized losses (gains) due to foreign exchange on our Euro-denominated debt, losses (gains) from hedging activities and intercompany transactions.
(e)Reflects management fees and related expenses paid to Access pursuant to the management agreement, which was terminated upon completion of the IPO in June 2020.
(f)Reflects mainly transaction and qualifying IPO costs.
(g)Reflects costs associated with our transformation initiatives and IT system updates, which includes costs of $10 million and $37 million related to our finance transformation for the three and twelve months ended December 31, 2021, respectively, as well as $6 million and $27 million for the three and twelve months ended December 31, 2020, respectively.
(h)Reflects non-cash stock-based compensation expense related to the Omnibus Incentive Plan and the Warner Music Group Corp. Senior Management Free Cash Flow Plan.
(i)Reflects non-cash activity, including the unrealized losses (gains) on the mark-to-market of equity investments, investment losses (gains) and other non-cash impairments.
(j)Reflects expected savings resulting from transformation initiatives and the pro forma impact of certain specified transactions for the three and twelve months ended December 31, 2021. Certain of these cost savings initiatives and transactions impacted quarters prior to the quarter during which they were identified within the last twelve-month period. The pro forma impact of these specified transactions and initiatives resulted in a $31 million increase in the twelve months ended December 31, 2021 Adjusted EBITDA.

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Media Contact:	Investor Contact:
James Steven	Kareem Chin
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James.Steven@wmg.com	Investor.Relations@wmg.com